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                                                                     EXHIBIT 5.7

                      VORYS, SATER, SEYMOUR AND PEASE LLP
     52 EAST GAY STREET * POST OFFICE BOX 1008 * COLUMBUS, OHIO 43216-1008 TELEPHONE (614) 464-6400 * FACSIMILE (614) 464-6350 * CABLE VORYSATER


                               September 25, 2003

The Nielsen Company
Thomas Packaging, Corp.
Carpenter Reserve Printing Company
   c/o Moore Wallace Incorporated
   1200 Lakeside Drive
   Bannockburn, Illinois 60015-1243

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $403 million aggregate principal amount of 7-7/8% Senior Notes due 2011 (the "Exchange Notes") of Moore North America Finance Inc. (the "Company") to be issued in exchange for the Company's outstanding 7-7/8% Senior Notes due 2011 and related guarantees pursuant to (i) the Indenture, dated as of March 14, 2003 (the "Indenture"), by and between the Company and Bank One, N.A., as trustee (the "Trustee"), (ii) the Supplemental Indenture, dated as of May 15, 2003, by and among the New Guarantors (as defined therein), the Company and the Trustee, (iii) the Second Supplemental Indenture, dated as of September 18, 2003, by and among the Company, the Guarantors (as defined therein), and the Trustee, and (iv) the Registration Rights Agreement, dated as of March 14, 2003 (the "Registration Rights Agreement"), by and among the Company, the Representatives (as defined therein) and Moore Wallace Incorporated (formerly known as Moore Corporation Limited), a corporation continued under the Canada Business Corporations Act ("Moore"), we, as your local Ohio counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that:

         1. The guarantee of the Exchange Notes pursuant to the Guaranty (the "Guaranty") by Moore's subsidiaries that are Ohio corporations and listed on Annex A hereto (the "Subsidiary Guarantors") has been duly authorized by each of the Subsidiary Guarantors.

         2. We note that New York law has been selected as the law governing the Guaranty. Assuming, however, for purposes of this opinion, that Ohio law is the governing law or is otherwise relevant in determining validity or enforceability of the Guaranty, when (a) the Securities and Exchange Commission declares the Registration Statement effective, (b) the Guaranty has been duly executed and delivered by the Subsidiary Guarantors and (c) the
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                      VORYS, SATER, SEYMOUR AND PEASE LLP

September 25, 2003
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Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, the Guaranty will constitute the valid and legally binding obligations of each of the Subsidiary Guarantors, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         3. We would expect the courts of the State of Ohio (and a federal court applying the law of the State of Ohio) to give effect to the provisions of the Guaranty which provide that the construction and enforceability thereof are governed by the laws of the State of New York, except that such courts may apply the internal laws of the State of Ohio in instances where such law specifically governs property, persons or activities within the State of Ohio; for example, with respect to real property and choice of law rules under the Uniform Commercial Code. The Supreme Court of the State of Ohio has validated contractual choice of law provisions and has applied the choice of law rule set forth in Restatement (2d) of Conflicts of Law, Section 187(2) (1971).

         The foregoing opinion is limited to the laws of the State of Ohio having effect as of the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         In connection with the foregoing, we have assumed (i) that at the time of the issuance and delivery of the Exchange Notes, the Exchange Notes will be duly authorized and executed and enforceable in accordance with their terms,
(ii) that at the time of the execution and delivery of the Guaranty by the Subsidiary Guarantors there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Guaranty and
(iii) that the execution and delivery of the Guaranty, all of the terms of the Guaranty, and the performance by the Subsidiary Guarantors of their respective obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Subsidiary Guarantors and will not result in a default under or a breach of any agreement or instrument then binding upon the Subsidiary Guarantors.

         In rendering the foregoing opinion, we have relied as to certain matters on information obtained from public officials, officers of the Subsidiary Guarantors and other sources believed by us to be responsible, and we have assumed (i) that the Indenture has been duly authorized, executed and delivered by the Trustee, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic original documents of all documents submitted to us as copies, and (iv) that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Exchange Notes" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not
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September 25, 2003       Vorys, Sater, Seymour and Pease LLP
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hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act. In addition, Sullivan & Cromwell LLP, counsel to Moore North America Finance, Inc., may rely on this opinion for the purpose of giving its opinion to the Trustee under the Indenture.

                                       Very truly yours,
                                       Vorys, Sater, Seymour and Pease LLP
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                         ANNEX A: SUBSIDIARY GUARANTORS
                         ------------------------------


The Nielsen Company
Thomas Packaging, Corp.
Carpenter Reserve Printing Company